Exhibit 99.1

Amplify Energy Announces Sale of Non-Core South Texas Properties for $20 Million

HOUSTON, March 13, 2018 — Amplify Energy Corp. (“Amplify Energy” or the “Company”) (OTCQX: AMPY) announced today that it has signed a definitive agreement to sell its interest in properties located in South Texas to an undisclosed buyer for a contract price of $20 million, subject to closing adjustments. The net proceeds from the sale are expected to be used to reduce outstanding borrowings under the Company’s existing revolving credit facility. Pro forma for this sale, the Company expects to have net debt of approximately $320 million under its revolving credit facility. Additionally, the divestiture of these mature gas assets will significantly reduce the Company’s future abandonment liabilities.

The South Texas properties consist of 98,000 net acres in Live Oak, McMullen, Webb, and Duval counties. Fourth quarter net production for the South Texas properties was 16 MMcfe/d coming from over 500 gross producing wells with proved developed producing reserves of 52.4 Bcfe (88% natural gas), based on SEC proved developed producing reserves as of year-end 2017. At current strip, proved developed producing PV10 is approximately $21.8 million.(1)

“This sale of non-core assets is a step forward in the ongoing transformation of Amplify Energy to a low-cost, streamlined, growth-oriented enterprise. The Company continues to execute on its business plan by reducing debt, accelerating investment in our East Texas properties, and driving capital and operational efficiencies across all areas of our business,” said CEO Bill Scarff.

The sale is expected to close in the second quarter of 2018 with an effective date of January 1, 2018. This transaction is subject to satisfactory completion of title and environmental due diligence, as well as the satisfaction of closing conditions. TenOaks Energy Advisors LLC acted as Amplify Energy’s sole financial advisor and Kirkland & Ellis LLP acted as its sole legal counsel during the transaction.

1.	Proved developed producing reserves are as of year-end 2017 and updated with NYMEX strip pricing as of March 9, 2018. PV-10 represents the present value, discounted at 10% per year, of estimated future net cash flows. The Company’s calculation of PV-10 herein differs from the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC in that it is calculated before income taxes with the pricing and timing assumptions noted.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in East Texas / North Louisiana, the Rockies, offshore California and South Texas.

For more information, visit www.amplifyenergy.com.

Contacts

Investors:

Amplify Energy

Bobby Stillwell – Chief Financial Officer

(713) 588-8347

bobby.stillwell@amplifyenergy.com

Martyn Willsher – Treasurer

(713) 588-8346

martyn.willsher@amplifyenergy.com